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                                                                      EXHIBIT 11

                           POLARIS INDUSTRIES INC.

                     COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                      Third Quarter        For the Nine Months
                                   Ended September 30,      Ended September 30,
                                   -------------------     --------------------
                                     1996        1995        1996        1995
                                     ----        ----        ----        ----

Net Income for the Period          $15,872     $18,544      $45,456     $44,019
                                   =======     =======      =======     =======
Weighted Average Number
  of Outstanding:

   Common Shares                    27,327      27,324       27,429      27,291

   Rights                              431         473          466         502

   Restricted stock plan                62           0           41           0

   Deferred Compensation Plan
    for Directors                        6           2            5           0

   Stock option plan                     0           0           18           0
                                    ------      ------      -------     -------
       Total common and common
        equivalent shares           27,826      27,799       27,959      27,793
                                    ======      ======      =======     =======
Net Income Per Share                 $0.57       $0.67        $1.63       $1.59
                                    ======      ======      =======     =======